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                                                                    EXHIBIT 5.2

                    [Potter Anderson & Corroon Letterhead]

May 19, 1997

    Re: Host Marriott Financial Trust 6 3/4% Convertible Quarterly Income
        Preferred Securities (QUIPS SM)

Ladies and Gentlemen:

  We have acted as special Delaware counsel for Host Marriott Financial Trust, a Delaware business trust (the "Trust") in connection with the matters set forth herein and that certain Amended and Restated Trust Agreement (the "Trust Agreement") dated as of December 2, 1996 by and among Host Marriott Corporation, as Depositor, Delaware Trust Capital Management, Inc., as Delaware Trustee, IBJ Schroder Bank & Trust Company, as Property Trustee, and the Administrative Trustees named therein. Initially capitalized terms used herein and not otherwise defined are used herein as defined in the Trust Agreement.

  For purposes of giving the opinions hereinafter set forth, we have examined only the following documents and have conducted no independent factual investigations of our own:

    1. The Certificate of Trust for the Trust, dated as of November 25, 1996 (the "Certificate"), as filed in the Office of the Secretary of State of the State of Delaware (the "Secretary of State") on November 25, 1996;

    2. The original trust agreement of the Trust, dated as of November 25, 1996, by and among Host Marriott Corporation, as Depositor, Delaware Trust Capital Management, Inc., as Delaware Trustee and the Administrative Trustees named therein (the "Original Trust Agreement");

    3. The Trust Agreement;

    4. A Certificate of Good Standing for the Trust, dated May 15, 1997, obtained from the Secretary of State;

    5. The Offering Circular, dated as of November 25, 1996, as amended (the "Offering Circular");

    6. The Registration Statement on Form S-3 (the "Registration Statement"), including a prospectus with respect to the Trust (the "Prospectus"), relating to the 6 3/4% Convertible Quarterly Income Preferred Securities (QUIPS SM) of the Trust representing preferred, undivided beneficial interests in the assets of the Trust (each a "Preferred Security" and collectively, the "Preferred Securities"), filed by the Depositor and the Trust with the Securities and Exchange Commission.

  As to certain facts material to the opinions expressed herein, we have relied upon the representations and warranties contained in the documents examined by us all of which we have assumed to be true, complete and accurate in all material respects.

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  Based upon the foregoing, and upon an examination of such questions of law of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

    1. The Trust has been duly created and is validly existing in good standing as a business trust under the Business Trust Act.

    2. The Preferred Securities represent valid, and, subject to the qualifications set forth in number 3 below, fully paid and non-assessable undivided beneficial interests in the assets of the Trust.

    3. The Holders of Preferred Securities, as beneficial owners of Preferred Securities of the Trust, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware, except that the Holders of Preferred Securities may be obligated to make payments as set forth in the Trust Agreement.

  All of the foregoing opinions contained herein are subject to the following assumptions, qualifications, limitations and exceptions:

    a. The foregoing opinions are limited to the laws of the State of Delaware presently in effect, excluding the securities laws thereof. We have not considered and express no opinion on the laws of any other jurisdiction, including, without limitation, federal laws and rules and regulations relating thereto.

    b. We have assumed the due execution and delivery by each party listed as a party to each document examined by us. We have assumed further the due authorization by each party thereto (exclusive of the Trust) of each document examined by us, and that each of such parties (exclusive of the Trust) has the full corporate, or trust or banking, power, authority, and legal right to execute, deliver and perform each such document. We also have assumed that each of the parties to each of the Agreements (exclusive of the Trust) is a corporation, bank, national banking association or trust company, validly existing and in good standing under the laws of their respective jurisdictions of organization and that the Agreements to which they are a party do not result in the breach of the terms of, and do not contravene their respective constituent documents, any contractual restriction binding on them or any law, rule or regulation applicable to them. In addition, we have assumed the legal capacity of any natural persons who are parties to any of the documents examined by us.

    c. We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform with the originals.

    d. We have assumed that the Original Trust Agreement and the Trust Agreement collectively, constitute the entire agreement among each of the respective parties thereto with respect to the subject matter thereof, including with respect to the creation, operation, dissolution and winding up of the Trust and that the Trust Agreement and the Certificate are in full force and effect.

    e. We have assumed that no event set forth in Article 9 of the Trust Agreement has occurred.

    f. We have assumed that the Preferred Securities have been issued and sold in accordance with the Trust Agreement and the Offering Circular. We have further assumed the receipt of each Person to whom a Preferred Security was issued by the Trust of a Certificate for such Preferred Security and the payment by it in accordance with the Trust Agreement and the Offering Circular.

    g. We note that we have not participated in the preparation, and do not assume responsibility for the contents, of the Registration Statement or the Prospectus.

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  We consent to the filing of this opinion with the Securities and Exchange
Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Opinions" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Potter Anderson & Corroon